Exhibit 99.1

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
609-671-0980 x570

UNIVERSAL DISPLAY CORPORATION ANNOUNCES

SECOND QUARTER 2016 FINANCIAL RESULTS

EWING, N.J. - August 4, 2016 - Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the second quarter ended June 30, 2016.

For the second quarter of 2016, the Company reported net income of $21.8 million, or $0.46 per diluted share, on revenues of $64.4 million. This includes $1.8 million of currency exchange loss related to the BASF OLED patent acquisition. For the second quarter of 2015, the Company reported a net loss of $11.8 million, or $0.25 per diluted share, on revenues of $58.1 million. The 2015 net loss reflected a $33.0 million write-down of inventory, primarily of an existing host material and associated work-in-process. Excluding this item and its associated $1.9 million reduction of income tax expense, adjusted net income for the second quarter of 2015 was $19.4 million, or $0.41 per diluted share (see "reconciliation of non-GAAP Measures" below for further discussion of the non-GAAP measures included in this release).

“Our second quarter 2016 revenues and net income increased year-over-year, and we maintained our strong margin profile. We are confident that the underlying growth fundamentals of our long-term outlook remain robust, but near-term, we expect our revenue growth will be delayed by about six months,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display.

Rosenblatt continued, “We expect strong revenue growth in 2017. At that time, new OLED production from the multi-year capital expenditure cycle is slated to start contributing to our revenues. Ahead of this wave of high-volume capacity, we have been working to expand and broaden our team and core competencies to advance our strategic initiatives and increase our competitive edge. We expect these initiatives, along with new OLED capacity, coupled with our pipeline of new materials, new technologies and new agreements, to bolster our long-term growth plan.”

Financial Highlights for the Second Quarter of 2016

The Company reported revenues of $64.4 million, compared to revenues of $58.1 million for the same quarter of 2015, an increase of 10.8%. Material sales were $22.3 million, down 8.3% compared to the second quarter of 2015, primarily due to a $2.0 million decline in host material sales. Royalty and license fees were $42.0 million, up from $33.7 million in the second quarter of 2015. The Company recognized $37.5 million in Samsung Display Co., Ltd. (SDC) licensing revenue in the second quarter of 2016, up from $30.0 million in the same quarter of 2015.

The Company reported operating income of $34.0 million in the second quarter of 2016, compared to an operating loss of $4.8 million for the second quarter of 2015. Excluding the inventory write-down of $33.0 million, adjusted operating income was $28.2 million for the second quarter of 2015.  Operating expenses were $30.4 million, compared to $62.9 million in the second quarter of 2015 and cost of materials was $5.7 million, compared to $39.1 million in the second quarter of 2015, both of which included the inventory write-down of $33.0 million in the second quarter of 2015.

The Company’s balance sheet remained strong, with cash and cash equivalents and investments of $332.0 million as of June 30, 2016. During the second quarter, the Company added $96.0 million in intangible assets in the form of intellectual property purchases and certain other assets from BASF, increasing the portfolio to more than 4,100 issued and pending patents worldwide. During the second quarter, the Company generated $36.2 million in operating cash flow.

Financial Highlights for the First Six Months of 2016

The Company reported revenues of $94.1 million, compared to revenues of $89.3 million for the first half of 2015, or an increase of 5.4%. Material sales were $46.6 million, down 8.8% compared to $51.1 million in the first half of 2015, primarily due to a $7.0 million decline in host sales. Royalty and license fees were $47.4 million, up from $38.1 million in the first half of 2015.

The Company reported operating income of $36.7 million in the first half of 2016, compared to an operating loss of $3.1 million for the first half of 2015. Excluding the inventory write-down of $33.0 million, adjusted operating income was $30.0 million for 2015. For the first half of 2016, we reported net income of $23.8 million, or $0.51 per diluted share, compared to a net loss of $10.5 million, or $0.23 per diluted share, for the same period of 2015. Excluding the inventory write-down and the associated $1.9 million reduction of income tax expense, adjusted net income was $20.7 million, or $0.45 per diluted share, for the first half of 2015.

Operating cash flow for the first half of 2016 was $36.2 million, a decrease of 51.8% compared to $75.2 million for the first half of 2015 which included an upfront $42.0 million license and royalty payment.

2016 Guidance

While the OLED industry is still at a stage where many variables can have a material impact on its growth, based upon the most recent and best information on hand, the Company believes it is prudent to revise its 2016 revenues guidance. The Company now expects 2016 revenues to be in the range of $190 million to $200 million.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, August 4, 2016 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events portion of the Company's website. Those wishing to participate in the live call should dial 1-888-504-7953 (toll-free) or 1-719-325-2370, and reference conference ID 2421808. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries.  Founded in 1994, the Company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 4,100 issued and pending patents worldwide.  Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of low power and eco-friendly displays and white lighting.  The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance.  In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Based in Ewing, New Jersey, with international offices in Ireland, South Korea, Hong Kong, Japan and Taiwan, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc.  The Company has also established relationships with companies such as AU Optronics Corporation, BOE Technology, DuPont Displays, Inc., Innolux Corporation, Kaneka Corporation, Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., OLEDWorks LLC, OSRAM, Pioneer Corporation, Samsung Display Co., Ltd., Sumitomo Chemical Company, Ltd., Tianma Micro-electronics and Tohoku Pioneer Corporation. To learn more about Universal Display, please visit http://www.oled.com.

Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation.  All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2015. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	June 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$69,930	$97,513
Short-term investments	246,281	297,981
Accounts receivable	17,984	24,729
Inventory	16,467	12,748
Deferred income taxes	10,097	12,326
Other current assets	5,561	2,387
Total current assets	366,320	447,684
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $29,736 and $27,897	22,610	22,407
ACQUIRED TECHNOLOGY, net of accumulated amortization of $60,416 and $54,837	162,469	72,015
INVESTMENTS	15,767	2,187
DEFERRED INCOME TAXES	12,293	14,945
OTHER ASSETS	543	174
TOTAL ASSETS	$580,002	$559,412
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,368	$6,849
Accrued expenses	10,701	17,387
Deferred revenue	10,232	10,107
Other current liabilities	423	167
Total current liabilities	27,724	34,510
DEFERRED REVENUE	34,066	35,543
RETIREMENT PLAN BENEFIT LIABILITY	24,292	22,594
Total liabilities	86,082	92,647

SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 48,302,603 and 48,132,223 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	483	482
Additional paid-in capital	593,170	589,885
Accumulated deficit	(49,876)	(73,627)
Accumulated other comprehensive loss	(9,701)	(9,819)
Treasury stock, at cost (1,357,863 shares at June 30, 2016 and December 31, 2015)	(40,158)	(40,158)
Total shareholders’ equity	493,920	466,765
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$580,002	$559,412

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
REVENUE:
Material sales	$22,315	$24,324	$46,619	$51,142
Royalty and license fees	42,018	33,733	47,360	38,108
Technology development and support revenue	59	35	116	65
Total revenue	64,392	58,092	94,095	89,315
OPERATING EXPENSES:
Cost of material sales	5,684	39,086	10,736	47,667
Research and development	10,969	10,647	21,445	20,566
Selling, general and administrative	7,688	6,983	14,264	13,245
Patent costs and amortization of acquired technology	4,060	4,462	8,154	8,429
Royalty and license expense	1,966	1,673	2,841	2,458
Total operating expenses	30,367	62,851	57,440	92,365
Operating income (loss)	34,025	(4,759)	36,655	(3,050)
INTEREST INCOME	661	188	993	361
INTEREST EXPENSE	(8)	(12)	(15)	(24)
OTHER (EXPENSE) INCOME	(1,829)	278	(1,914)	340
INCOME (LOSS) BEFORE INCOME TAXES	32,849	(4,305)	35,719	(2,373)
INCOME TAX EXPENSE	(11,047)	(7,466)	(11,968)	(8,084)
NET INCOME (LOSS)	$21,802	$(11,771)	$23,751	$(10,457)
NET INCOME (LOSS) PER COMMON SHARE:
BASIC	$0.46	$(0.25)	$0.51	$(0.23)
DILUTED	$0.46	$(0.25)	$0.51	$(0.23)
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME (LOSS) PER COMMON SHARE:
BASIC	46,927,543	46,388,218	46,862,199	45,840,599
DILUTED	47,041,854	46,388,218	46,985,374	45,840,599

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$23,751	$(10,457)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of deferred revenue	(3,601)	(4,893)
Depreciation	1,839	1,439
Amortization of intangibles	5,579	5,500
Inventory write-down	—	33,000
Amortization of premium and discount on investments, net	(801)	(285)
Stock-based compensation to employees	5,401	4,039
Stock-based compensation to Board of Directors and Scientific Advisory Board	891	659
Deferred income tax benefit	4,826	3,984
Retirement plan benefit expense	1,982	1,512
Decrease (increase) in assets:
Accounts receivable	6,745	4,697
Inventory	(3,719)	(12,860)
Other current assets	(3,174)	(417)
Other assets	(369)	80
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(5,625)	826
Other current liabilities	256	(58)
Deferred revenue	2,250	48,412
Net cash provided by operating activities	36,231	75,178
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,162)	(3,146)
Purchase of intangibles	(96,033)	—
Purchases of investments	(325,226)	(267,520)
Proceeds from sale of investments	364,017	263,058
Net cash used in investing activities	(59,404)	(7,608)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	202	171
Proceeds from the exercise of common stock options	182	1,372
Payment of withholding taxes related to stock-based compensation to employees	(4,794)	(5,280)
Net cash used in financing activities	(4,410)	(3,737)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(27,583)	63,833
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	97,513	45,418
CASH AND CASH EQUIVALENTS, END OF PERIOD	$69,930	$109,251
The following non-cash activities occurred:
Unrealized loss on available-for-sale securities	$131	$8
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Common stock issued to employees that was earned and accrued for in a previous period	1,105	967
Net change in accounts payable and accrued expenses related to purchases of property and equipment	(120)	(725)

Reconciliation of Non-GAAP Measures

The following table details our reconciliation of non-GAAP measures to the most directly comparable GAAP measures:

(unaudited, in thousands, except share and per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating income (loss) reconciliation
Operating income (loss)	$34,025	$(4,759)	$36,655	$(3,050)
Operating income (loss) adjustments:
Inventory write-down	—	33,000	—	33,000
Adjusted operating income	$34,025	$28,241	$36,655	$29,950
Operating income (loss) as a % of total revenue	53%	(8)%	39%	(3)%
Adjusted operating income as a % of total revenue	53%	49%	39%	34%

Net income (loss) reconciliation
Net income (loss)	$21,802	$(11,771)	$23,751	$(10,457)
Net income (loss) per share:
Basic	$0.46	$(0.25)	$0.51	$(0.23)
Diluted	$0.46	$(0.25)	$0.51	$(0.23)
Net income (loss) adjustments:
Inventory write-down	—	33,000	—	33,000
Income tax effect of inventory write-down	—	(1,860)	—	(1,860)
Adjusted net income *	$21,802	$19,369	$23,751	$20,683
Net income (loss) as a % of total revenue	34%	(20)%	25%	(12)%
Adjusted net income as a % of total revenue	34%	33%	25%	23%
Adjusted net income per share:
Basic **	$0.46	$0.42	$0.51	$0.45
Diluted ***	$0.46	$0.41	$0.51	$0.45
Weighted average shares used in computing net income (loss) per share and adjusted net income per share:
Basic	46,927,543	46,388,218	46,862,199	45,840,599
Diluted	47,041,854	46,388,218	46,985,374	45,840,599
*	Adjusted net income assumes an effective tax rate of 32.5% based on excluding the impact of the inventory write down.
**	Adjusted net income per common share, basic, is derived from dividing adjusted net income by the number of weighted average shares used in computing basic net income per common share.
***

Adjusted net income per common share, diluted, for the three and six months ended June 30, 2015 is derived from dividing non-GAAP adjusted net income by the weighted average shares of 46,691,525 and 46,421,612, respectively.

Non-GAAP Measures

To supplement our selected financial data presented in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP measures. These non-GAAP measures include adjusted operating income, adjusted net income, adjusted net income per common share, basic and adjusted net income per common share, diluted.

Each of these non-GAAP measures excludes the effect of the 2015 write-down of primarily existing host materials that were not included in our customer’s new products. We have provided these non-GAAP measures, which we believe more accurately reflect the operating performance of our ongoing business, to enhance investors' overall understanding of our current financial performance and period-to-period comparisons. The presentation of non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.